Exhibit 99.1

FTI CONSULTING, #11051906

Fourth Quarter and Year End Results

Chairperson: Jessica Liddell

February 15, 2006, 11:00 a.m. ET

Operator	Good morning, ladies and gentlemen, and welcome to the FTI Consulting fourth quarter and full year results conference call. Following opening remarks from FTI’s management, there will be a brief question and answer session. If you have a question, please press star/one on your touchtone phones.

I would now like to turn the call over to Jessica Liddell with The Abernathy MacGregor Group. Please go ahead, Ms. Liddell.

J. Liddell	Good morning and thank you for joining us to discuss FTI’s fourth quarter and full year results. By now you should have a copy of the earnings press release which was issued yesterday. Before we begin, I’d like to remind everyone that this conference call may include forward-looking statements that involve uncertainties and risks. There can be no assurance that actual results will not differ from the company’s expectations. The company has experienced fluctuating revenues, operating income and cash flows in some prior periods and expects that this may occur from time to time in the future. As a result of these possible fluctuations, the company’s actual results may differ from our projections. Further, preliminary results are subjected to normal year-end adjustments. Other factors that could cause such differences may include pace and timing of additional acquisitions, the company’s ability to realize cost savings and efficiencies, competitive and general economic conditions, retention of staff and clients, and other risks described in the company’s filings with the Securities and Exchange Commission.

I would now like to turn the call over to Jack Dunn, President and CEO of FTI.

J. Dunn	Thank you very much. I’d like to thank everyone for joining us this morning. If my remarks seem a little bit disjointed you’ll have to forgive me, but since about 9:30 this morning we had to write a different speech given the rebound of the stock on what we think was very spectacular news for FTI.

With me today are Dennis Shaughnessy who’s our Chairman of the Board; Dom DiNapoli who’s our Chief Operating Officer; and, Ted Pincus who’s our Chief Financial Officer.

2005 was a great year for us. First, we enjoyed record revenues, record EBITDA, and cash flows levels reminiscent of the halcyon days when Enron and WorldCom lost the world and ruled the headlines.

Second, we solidified our position as a technology leader in our industry.

Third, we established the emergence and the recognition of our platform in the marketplace as we had number one practices in all of our other business lines.

Most importantly, however, is that the strong performance for the year and for the quarter have set the stage for 2006 and beyond, especially for the success of our plan to be a highly profitable billion dollar company in 2009.

In short, we have never been more optimistic about the opportunities that lie ahead for FTI. The intellectual capital we can offer to bring to bear on behalf of our clients has never been better and is second to none. Our treasury of PhDs, MBAs, CPAs, fraud examiners, and former SEC professionals, not to mention our interim management professionals, is the envy of our industry.

We have always aspired to be number one or two in all of our business segments and we believe that we have made major strides and have achieved that this year.

Our performance this year was attributed to our professionals and also to the business model that we established 6 years ago which provides a tremendous amount of stickiness for our clients. We work on the most complex and challenging assignments for the best clients in the world. In return they reward our success handsomely, both in terms of financial, but more importantly in terms of their trust and their repeat business.

2005 was another tremendous year of growth in our business and continued leadership in our segments with strong earnings growth across all of our businesses. Revenues for the quarter increased 58.1% to $165.8 million including the previously announced $22.5 million success fee. For the full year, revenues were $539.5 million, an increase of 26.3% over 2004.

For forensic accounting and financial investigations, the fourth quarter was really an exclamation point on what was a break out year them with an exceptionally strong performance related to continued

activity in the insurance and hedge fund investigations areas. Merger and acquisition activity in the telecom industry and the litigation support and strategic counseling in the energy sector continued to drive revenues in our economic consulting segment.

Before I get into a broader discussion about our business segments, I would like to point out that we made significant strides strengthening our balance sheet and increasing value for our shareholders in 2005. The launch of our $350 million long term debt offering was oversubscribed. Our stock buyback program continued. We made significant investments in people and these initiatives are the kind of things that will pay dividends far into the future.

Fourth quarter also symbolized the passing of an important benchmark for FTI. For the first time we now exceed 1,000 billable professionals. Of revenue generating consultants, we currently stand at 1,005 people.

During the quarter we also announced that beginning with the first quarter of 2006 we will begin reporting technology as a separate business segment. We have been actively growing our technology business over the course of the past several years. It has reached a point in its evolution that it needs to be under one single dedicated management and we view it as an area of major investment and opportunity for us going forward. To lead this charge we have appointed Barry Kaufman, who up to this point has been FTI’s Chief Risk Management Officer where he was instrumental in the build out of our technology practice over the last several years.

As with technology, success fees will continue to be a growing part of our business. While we don’t anticipate duplicating the $22.5 million success fee that we enjoyed in the fourth quarter, as Palladium Partners, our interim management practice grows and as investment banking becomes more important, we have a substantial opportunity to increase our revenue in this area and give some leverage to our normal time and materials model.

In Palladium Partners we have a unique market niche. If you ask around the industry we’re known as not the people who fix balance sheets, because everybody does that. We’re known as the people that fix P&L. So we go into companies such as Eddie Bauer recently, Intel SAT and others where we actually go in and can make a difference executing the plan that brings financial rewards to the stakeholders in such operations.

We continue to make investments in the business to maintain and continue to attract the highest caliber professionals. During the quarter we added 40 revenue generating professionals. We also recently announced that John MacColl, the former Vice Chairman and General Counsel of St. Paul Travelers, has joined FTI and will assume Barry’s role as Chief Risk Officer as Barry moves to an operating position.

We continue to expect the demand for our forensic accounting and financial investigations to remain strong. As telecom companies adjust to the new post-mega merger world, we foresee activity in that sector to probably shift in strategic and litigation aspects. We expect the energy business to remain robust as large fuel price sensitive companies, including producers and utilities, adjust to a higher price environment.

We believe our role in high profile restructuring matters including ASARCO, Entergy, Northwest Calpine, our continuing work with Delphi will positively impact our corporate finance restructuring practice as we go forward. It’s been a long time since we’ve heard names of that size and importance in a 120 day period and I think that some of the impact of energy prices and other things are coming home to roost especially the impact of the tremendous increase we’ve seen in financing activities by the bond markets and large institutions over the last 24 months.

We would also expect to see continued success in our cross-selling and cross-utilization programs into the next year.

With regard to our segments, regulatory interventions continue at an unprecedented pace. Those worried that the impact of Sarbanes-Oxley will wane should be mindful of the adage in our business that typically regulations stand with each ensuing scandal to encompass every possible abuse, every possible abuse that is except the next one.

We continue to see this market grow at an unprecedented pace. Regulatory activity and active shareholder suits are making our clients’ needs more immediate and increasingly complex. This has provided us with the ability to leverage the different parts of our business to serve the whole cycle of a client’s needs. We believe, for example, that our forensic litigation consulting and technology offering is differentiated in the market because we are the one that can provide the client services end-to-end.

Now let me talk about some of the dynamics in each of the segments. In forensic litigation technology the driving force of tighter standards and reporting procedures, increased investigation activity and continued regulatory enforcement have continued to place our services in strong demand. On the potential business front we have not yet seen tangible results of our efforts and investments to help victims of Hurricanes Katrina and Rita. Typically these efforts would bear fruit later on in a cycle of disaster as clients begin to look at such issues as business interruption, helping financial institutions get back on line and also as we continue to assist or help certain governmental agencies to monitor and with the oversight of these matters.

Electronic evidence continues to be robust. It is on schedule for success and to be the powerhouse that we have told you it will be. Revenues for this business segment increased 41% to $63.2 million in the fourth quarter, $44.8 million last year. For the full year, revenues increased 23% to $220 million from $178.7 million in 2004. Segment EBITDA for the quarter was $19.7 million, a 31% increase in revenues, an increase of 66.9% from $11.8 million in the prior year, 26% of revenues.

As I mentioned earlier, next quarter will mark the first quarter in which our technology business will be reported as a separate business segment.

In economic consulting the fourth quarter marked a strong finish to 2005. Several large business opportunities that we announced during the third quarter have continued to contribute to growth. Economic consulting revenue is up 29.2% from last year. For the full year, revenue was up 26% to $108 million. In 2006 we see increased litigation activity in the energy sector as well as continued active regulatory environment and we also believe that the M&A market which we hadn’t seen be as vibrant is beginning to pick up again, probably in different areas from telecom.

In addition, during the first quarter of this year we added the company COMPASS to our family of companies and we now employ 3 of the top antitrust economists in the world. This group has a very strong reputation among law firms and we refer most of their SEC business, a lot of our SEC work is done in this area.

We believe that when we acquired Lexicon in 2003 we set forth a game plan that anticipated an increase in M&A activity and certainly an increase in Sarbanes-Oxley and regulatory related work and we believe that game plan is coming to fruition.

Corporate finance and restructuring, we are again pleased with our performance this quarter. Revenues for the quarter were $75.6 million, including the previously announced $22.5 million success fee which is an increase of 92% from the fourth quarter of 2004. Segment adjusted EBITDA also grew to $29.3 million from the $11.9 million in the prior year. Full year 2005 revenues for corporate finance restructuring were up 29.8% to $211 million.

We believe the activity in the restructuring market continues to be showing signs of promise. In our future projections we haven’t projected any great increase in that marketplace, but we think we’ve done a good job of both taking advantage of the work that’s there because of our great reputation and also of adapting our business into the practices like interim management and creditors’ rights so we expect a strong performance from them next year which if the market turns, would have much more potential.

The depth of our experience and our reputation in this area is unmatched. We have the largest practices measured by any of the lead tables in the United States. We have a national platform and we have unique specializations in such areas as interim management. When that market turns, that will only add additional wind to our sails.

In 2006 we expect revenues to increase by between 19% to 24% after you take away the effects of the success fee in the fourth quarter. So on an adjusted basis, from a $517 million base for 2005, we expect our earnings per share to grow from a baseline of somewhere near $1.30 this year if you eliminate the effects of the success fee to increase by a range of 12% to 19%. That’s before any acquisitions. We do have $85 million or so of cash on the balance sheet as we speak. The pipeline has never been more attractive and with that we’d like to open it up for your questions.

Operator	Thank you, sir. Ladies and gentlemen, at this time we will begin the question and answer session. If you have a question, please press the star followed by one on your pushbutton phone. If you would like to decline from the polling process, press the star followed by two. You will hear a three-tone prompt acknowledging your selection and your questions will be polled in the order they are received. If you are using speaker equipment, you will need to lift the handset before pressing the numbers. One moment, please, for the first question.

Our first question is from Josh Rosen with Credit Suisse.

J. Rosen	Thanks. Just a couple of quick questions. First, just a tremendously strong performance again in the technology practice within FLC and now it’s nice from a transparency standpoint that we’re going to get to see that business largely on its own going forward. Just curious if you could give a little bit more granularity as to where you’re seeing the strength there, whether it’s Ringtail. that it’s fairly broad based. I know you referenced electronic evidence on the call, Jack. Just a little more color there would be helpful.

J. Dunn	Ringtail doesn’t hold true entirely, but in terms of concept or direction, Ringtail is an elephant hunter. It’s looking for mega cases where we host millions of pages of documents for people where we actually have an install base with law firms and regulatory agencies around the world and its progress has been exceptional.

What we like to offer is an integrated package so frankly one of the drivers of the business has been our electronic evidence practice where with the increasing numbers of subpoenas that have gone around, with second requests on economic consulting, it is a leader in its field and typically the first worry on an advisor’s or an attorney’s mind is to get control of the documents. We’ve seen what happens when you don’t do that so I think the driver for that has been electronic evidence and it has really set the table for all of our other aspects of it, the big hosting jobs and the trial production jobs and all the rest. So it’s been fairly good, but we’ve been extremely active on a SWAT team basis with our electronic evidence.

J. Rosen	And then secondly just curious. You referenced in I believe it was the press release, I know I came across it, the impact that a lot of new hires is having on your bill rate. You guys have very successfully added to your headcount, very successfully utilized folks and we’ve seen a little bit of pressure, at least relative to our expectations on the bill rate. It sounds like it’s pretty natural relative to the mix of professionals you had. But just curious as to your overarching philosophy on that and then also if we’re reading into that correctly.

J. Dunn	Yes, for the first 3 quarters of the year we tried to explain that we were much happier over adding a couple senior people because they tend to bring the work and the rain. I think we’re seeing the success of that and over the last couple quarters as you’ve seen a larger impact in how many people we hire. We’re hiring the people now to full out the dance card, if you will.

If you look at our company as a leverage model of 6 or 7 to one (6:1 or 7:1), we are now adding the 6s and the 7s. You get that with the folks that come out of school in the fall and things like that. What you’re seeing is the impact as we put together some of the leverage teams that are now taking the work that the rainmakers have brought, you’ll see that average rate come down a little bit because we have filled it out.

J. Rosen	The last question I had was around success fees. Obviously you referenced the $22.5 is a particularly large one. The nature of success fees are generally a little bit more difficult to predict. Could you offer a little bit of advice to the investment community about how we should think about success fees going forward and if they are going to grow, X-ing out this $22.5, if they are going to grow as a portion of your revenue given what you alluded to, what’s going on in the corporate finance world?

J. Dunn	Let me talk about why that one was unusual. First, it was related to a litigation case and typically it was because we were a trustee or an advisor to an estate that was in a litigation. Typically in our litigation business we are a disinterested third party, if you will, so we don’t take success fees.

The success fees that we typically use in connection with our Palladium Partners, for example, is you don’t just go naked and it’s all or nothing on the contingency; we typically get a fair amount of our revenue as a retainer and then we get some additional advantage financially when there is a success. So while I wouldn’t predict the success fees individually by themselves, I think I’m probably safe to say we won’t have another $22.5 million one on the radar screen right now.

It is predictable in the context of our entire restructuring corporate finance business so I don’t think it would be wise to break it out now. I think it’s enough. It’ll grow. We now have as of today 12 professionals in Palladium Partners. We have a full dance card there in terms of jobs. And we have Cambio that also as part of its performance improvement business gets success fees. I certainly wouldn’t think it would be more than 10% of our business as it grows and it’s working hand in glove, it won’t stick out as a sore thumb as a P&L item.

J. Rosen	That color is helpful. Thanks.

Operator	Thank you. Our next question is from Tobey Sommer with Suntrust Robinson Humphrey.

M. Fitz	Good morning. This is Mike Fitz in for Tobey this morning. I was just wondering if you could comment on the corporate finance and restructuring side, any trends you’ve seen following the new bankruptcy laws that were put into place?

J. Dunn	Why don’t I turn it to Dom DiNapoli for that who’s one of the major players in that business.

D. DiNapoli	Good morning. There was a spike. Anybody that was ever considering filing a Chapter 11 around the changes in the law probably filed, but we do see a slow growth in that business when you look at some of the business segments there [inaudible] business for many if not most of the filing in that area. We are looking at a return to [inaudible] volume there, but we haven’t really planned for a significant increase in ‘06 [inaudible] slow growth in [inaudible] achieved in 2005.

M. Fitz	Another question is looking at the EBITDA margin in economic consulting, looks like it was down a little bit in the quarter. Any explanation as to that? Is it related to the hirings?

J. Dunn	Let me give that to Ted.

T. Pincus	Actually it’s quite a simple explanation. That economic consulting segment did fantastic during the year and at the end of the year they were rewarded handsomely for their results for the year so most of the difference that you see are bonuses that are the nature of quarterly reporting hit in the fourth quarter. There’s no long term trend difference in their margins whatsoever as you can see from our guidance.

M. Fitz	Then one last question regarding the productivity of the new employees that have come on board. Has that been … I know in the past you’ve mentioned that you’ve been able to put them right to work. Is that trend continuing?

J. Dunn	Yeah, that’s been our model for a long time. We don’t hire in anticipation of markets, we hire in response to markets. One of the things that I meant to mention is because of the position that we have with our clients, they want us to succeed because that means they’re succeeding so we have a pretty good window on what their needs are going to be. And typically the fourth quarter in terms of hiring, etc., has been a good measure of setting the table for what our expectations are for the next year.

We were fortunate to be able to beef up restructuring in 2002 before the landslide in that business. We were able to do the same thing with our SEC capability so we believe that we have a pretty good feel for what our clients are seeing out there so that’s how I would characterize our ability to put them to work so quickly.

M. Fitz	Thank you very much.

Operator	Thank you. Our next question is from Lionel Jolivot with Goldman Sachs.

L. Jolivot	Thank you very much and congratulations on the quarter. Going back to the economic consulting, when I look at … the margins were a little bit lower in the fourth quarter and you explained why, but when I look at your guidance you’re actually expecting a nice improvement in ‘06. Is it just related to the scale of the business? Where does the margin improvement come from because it’s still a nice improvement from ‘05 even if I exclude the bonuses in the fourth quarter?

J. Dunn	As we mentioned before, the model for that business is being able to take the work of more and more of the exceptional testifying experts, and move it through our engine that does the economic consulting analysis. Both Lexicon during the year as we mentioned a couple times have added significant new firepower in terms of economic experts and now with the advent of COMPASS which is another tremendous opportunity for us to gather more of the large respected testifying experts we expect to be able to drive more and more put-through through that engine. So we’re expecting our model to expand the leverage again that we have there in our ability to get the work done. We pay the testifying experts their revenues, but the rest is our business model where the bang comes through the leverage. Also COMPASS traditionally has had somewhat higher margins than have probably a lot of the competitors in the economic consulting field.

L. Jolivot	Going into ‘06 you have authorization to buy back shares for roughly $50 million. How do you look at, I mean how do you balance share buy back versus acquisition going into ‘06 and ‘07?

J. Dunn	On a macro basis we have a plan to be a billion dollars in 2009 and we have a plan to take the cash on our balance sheet which is about, as I mentioned, $84-$85 million right now plus our exceptional cash flow generating capability and use it for several things. Those include acquisitions. Those include the investment in our people and it includes buying back shares because at the end of the day we understand that our number one commitment is to shareholder value after our commitment to our employees.

So what we look at any given time is certainly the price of the stock. We look at what transactions are on the horizon and what the timing might be. We look at our forecast for what our internal cash generation is going to be and when we see either a buying opportunity; i.e., some dip in the stock where we see an opportunity because of the cash we have, then we put it to work. We certainly wouldn’t announce a formula price for that. We have a committee at the company that looks at that and assesses those four things and that’s how we make our decision.

L. Jolivot	I believe you actually have a relatively large number of employment contracts with your managing directors coming to maturity in ‘06. I think you had said in the past that you would probably use a portion of the success fee that you received in the fourth quarter to help in these negotiations with the MDs. Where are you in terms of these contracts? Can you disclose a little bit how many of these contracts have already been renegotiated or renewed?

D. Shaughnessy	This is Dennis Shaughnessy. I’ll answer that. We’ve made great progress in developing the program we talked about. We are finalizing the template contract. We’ve had individual conversations with key people that we wish to have extend their contracts with us and have begun signing up those people. I wouldn’t want to give you any absolute numbers because it’s a fluid situation, but we’re very optimistic that we will get the first part of the program done and that’s for the group of contracts that expire in August, probably within the next quarter.

L. Jolivot	Thank you very much.

Operator	Thank you. Our next question is from David Gold with Sidoti & Company.

D. Gold	Hi, good morning.

Management	Good morning, David.

D. Gold	Sorry, Dom, you cut out at the end. Were you saying within 4 weeks you thought you’d have something or 4 months?

D. DiNapoli	It was Dennis and the answer is within this quarter we expect to have all the contracts signed.

D. Gold	Jack, just following up a little bit on that question. Presumably with some part of the success fee being used for retention purposes so to speak, that’s clear in the economic consulting practice from the margins, but just curious if there were other areas that some of that money might have went?

J. Dunn	Some of the money actually let me answer it this way. We don’t comment on individual bonuses, but we used the money in all 3 segments plus in our new technology area to make sure people had warm and cozy feelings for FTI over the next 3 years so I think we’ve used that money very wisely.

D. Gold	Okay, fair. And then also if I’m getting to the bottom line correctly, it looks like you’re forecasting a decent pick up in G&A in 2006. Just curious. Presumably that’s to build out the infrastructure a little bit as you look to build out the business, but curious in areas you’re thinking there and if I’m right.

J. Dunn	We are dead serious about being a billion dollar company in 2009 and we’ve increased our hurdle on ourselves by building up the company that can successfully and quickly do that. We have additions in people that you’ve noted throughout the year, especially in the human relations and our risk management area. David Banister joined us in the area of more professionally looking at our acquisition opportunities both here and abroad.

As we do acquisitions, there will be some continued amortization of those types of things so as we look forward we’re trying to give in our guidance a fair shot that we’re going to spending some money to achieve great things, but to do that you have to spend.

We also will be continuing our investment in technology, in the technology area. As we start to begin, not to begin, but as we increase the number of large companies whose documents we host, they want not just warm backup, they want hot backup so we’re going to be making some significant investments in that and you’ll see the effects of the amortization and depreciation on that.

T. Pincus	David, one more thing. We also intend to continue to promote FTI institutionally as well as by our practices, but what you do see in that SG&A number is a good increase in the amount of advertising .

D. Gold	Sorry, Ted, you’re cutting out a little bit. I’m not sure it’s just me.

T. Pincus	We seem to have a poor phone connection here. We intend to continue to promote the institution of FTI to advertising and other promotional activities both corporate-wise and in our segments seeing that growth in the SG&A as well.

D. Gold	Gotcha. Alright and just one other minor one for you, Ted, while I have you. Forecast on cap ex for the year?

T. Pincus	Mostly because of the increase in our technology business as well as our general expansion, we incurred cap ex of $18 to $19 million in 2005. We would expect 2006 to be either that or somewhat higher, probably in the low 20s.

D. Gold	Very good. Thanks so much to everyone.

Operator	Thank you. Our next question is from Bill Sutherland with Boenning & Scattergood.

B. Sutherland	Thank you. Good morning. Just so you guys know, Dom and Ted at least on my line are breaking up a lot so I didn’t catch Dom’s answer to the restructuring question so you might want to pull up the chairs or whatever.

Jack, on your discussion of the one time gain and how it was allocated, did you have any flow through in terms of the reported earnings?

J. Dunn	Yes, as we said, about plus or minus $1.30 came in prior to the effect of the success fee. It’s hard to do it exactly apples-to-apples, but our margin on the success fee was at or higher than our normal margin.

B. Sutherland	So it was around $1.30 before success fee?

J. Dunn	Correct. In terms of looking at a base for models next year that’s certainly what we’re using.

B. Sutherland	Okay, good. The average bill rate as you all present it has been declining gradually over time and just wanted to get an idea of the main dynamic in that and I’m assuming it’s more mix than anything else.

J. Dunn	We added 349 people this year. Obviously when you do that you’re seeing a market that’s stronger where you can have a little more leverage on assignments. Seeing also larger assignments as witnessed by the last 120 days so that that necessarily means you’re going to need some more folks who would be at a middle level as opposed to always a senior level. So that was just a function of that. It is not a function of anything that’s happened to our pricing, in fact for next year we look at increases in pricing.

B. Sutherland	In what ranges?

J. Dunn	I think on normal ranges which could be anywhere from 3% to 7%.

B. Sutherland	Good. Jack, how would you characterize the appetite or activity level in acquisitions? I assume it’s a focus now with Banister there.

J. Dunn	Well, it’s absolutely a very interesting marketplace right now. I think we have the good fortune to be on ... most people in our business who are looking to join someone, were on a short list because I think we have had ... I don’t think, for example, that anyone has acquired and been this successful in having [inaudible] people join them than we have. And also with the Ringtails and the COMPASS’s and the Cambios in terms of the smaller boutiques we’ve been successful. People like what we do so we get a bite at that apple. And then with Dave, we’re able to process a lot more of that and we’re able to take a lot more requests from our line people because after all, the people in the industry are coming to join them, not me so that we’ve got a great engine going now for it to be able to assess and to consider the intergratability of the acquisition and its compatibility and those things.

Technology, we have a long list of things we’re looking at and we would really love to expand our footprint geographically beyond our shores through an acquisition. Two of the fastest growing areas right now obviously are the economic consulting and with the addition of COMPASS and Janusz Ordover who has a tremendous reputation overseas, we think we have a magnet there.

Another fast growing part of our business is the investigation business and we’re asked by our clients increasingly to go worldwide on that and so we would think that is another area where we might look to have some folks join us in the near future.

B. Sutherland	And then tell me or tell us, if you would a bit more about how the restructuring market is developing in this cycle. We all know about the high yield debt markets the last 2 years. Are there any other factors at play here like the tone of the economy or anything?

J. Dunn	I’m going to ask Dom to both repeat a little bit of what he said before since the reception was not good and also to take that question, Bill.

B. Sutherland	I appreciate that, Jack.

D. DiNapoli	Bill, we don’t see a huge avalanche of new cases in 2006. We see a steady pick up from second half and the fourth quarter of 2005 continuing. So in our 2006 numbers, we assume an increase in activity over 2005, but we’re not expecting a hockey stick return to the heydays that we’ve experienced in the past.

Where the business is coming from is really pockets of industries that are collapsing. Right now we’ve been fortunate to be involved in many, if not most of the automotive related bankruptcies and workouts. In addition, we just got hired in the Calpine bankruptcy which we’re work for the Unterberg Credit Committee so every once in a while there is a large one and fortunately we usually get at least one shot at each case and our success rate has been pretty good, knock wood.

Again we’re not looking for a big return, but we are poised to capitalize on it if the bankruptcy market picks up.

B. Sutherland	So the difference in a nutshell then is just the fact that it’s more pocket related and also fewer of the fairly large ones.

D. DiNapoli	Well it is pocket, they’re big pockets though. The automotive area is a huge area of focus for us. We’ve established an industry practice there. We brought in people that really understand that business and we’ve assigned 2 of our senior managing directors to just focus on that business. We think that business is going to be around for a long time and we see more opportunities there.

Then as the year goes on I’m sure there’ll be other issues that the economy is going to be wrestling with and I don’t think we’ve really felt the full impact of the higher energy petroleum related products that people are perhaps finally realizing those prices are here to stay and they’re going to have to change their business practices to deal with it.

B. Sutherland	And then, Ted, I just had one model question. I’m not sure if you can help us on this in terms of ‘06 or not, but on amortization, particularly in the intangible area, is there some guidance there that we could work with?

T. Pincus	We estimate the amortization of intangibles to be approximately $10 million.

B. Sutherland	You said $10 for the year?

T. Pincus	Yes, $10 million.

B. Sutherland	Thanks a lot, everybody.

Management	Thank you, Bill.

Operator	Thank you. Our next question is from Jim Wilson with JMP Securities.

J. Wilson	Thanks. Great quarter. My questions are tied to margins. The first one to you is on the gross margin side should there be any change in the outlook for overall gross margins? Is there any difference in the relative level of margins of the acquisitions from ‘05 that might have any impact in ‘06?

J. Dunn	Good morning, Jim. I’m going to ask Ted to take that. Ted.

T. Pincus	Other than COMPASS which does have higher margins, both gross and EBITDA than other portions of our business, we don’t expect any significant changes in the gross margins and as usual our goal for EBITDA margins is 25%. We’ve come pretty close this year. We expect to come pretty close next year.

J. Wilson	So the main difference then … I mean as your guidance suggests higher revenue growth in ‘06 than EPS growth than you had in ‘05 if I normalize it, a little bit of leverage, a little better EPS growth than revenue growth. And that’s again just building as you already talked about, building up the SG&A for future expansion?

T. Pincus	And also our interest expense will be for a full year in 2006 whereas the debt offering that we did this year was August 31st, so you will feel the full year effect of that next year.

J. Wilson	Okay, great. And then the final question is looking at the breakdown of EBITDA margins Q4 versus all of ‘05, you improved or stayed steady and certainly the litigation involves corporate finance. The economic consulting margins for Q4 were lower than the trend had been for the year. Was there anything specific in there?

T. Pincus	You may not have heard the answer to that question earlier because we had some bad communication, but it’s primarily related to the successful year that economic had overall and they were very well rewarded for that success. A lot of that reward came in the fourth quarter. As you can see from our guidance, there’s obviously no effect on the long term trends which are up on the margins in that business.

J. Wilson	Okay, got it. I did not hear that. Alright, thanks a lot.

Operator	Thank you. Our next question comes is from Chuck Ruff with Insight Investments.

C. Ruff	Good morning. Congratulations and thank you for a very good quarter and year. You’ve mentioned a couple times the goal to be a billion dollar company in 2009. Why is that such an important goal?

J. Dunn	From a strategic standpoint you try to unite your company behind a tangible physical goal that is accomplishable, but not without hard work and I won’t say a stretch, but we’ve all got to be aligned and hit on all cylinders. As we looked at our company and we looked at the opportunities around us because of the business we’re in, in professional services, we need manageable growth but we also need to stretch ourselves and take advantage because the opportunities that have been given us by Sarbanes-Oxley and by that I don’t mean the fact that there is an investigation here or there. What I mean by that is a complete disintermediation of the entire consulting world. There are literally 4 companies who 10 years ago had over $20 billion of revenues in areas that they’re now almost precluded from doing. That’s an opportunity that we needed to avail ourselves.

As a billion dollar player we clearly make a statement that we’re a survivor. We need to be global to be able to serve our clients. Our clients are now growing at record paces and they’re not just growing within the confines of the United States so we thought that that put tangibly in front of our people, in front of our investment constituents, to know what we’re about over the next several years. We have people. We have the right professions. We have the right markets and we have a plan so that’s why we put it forth that way. We wanted to make it crystal clear that we want great growth, manageable growth and we don’t want it to be at the expense of profits for our shareholders.

C. Ruff	A couple numbers I’m hoping you can help me with. Deferred financing costs, what kind of amortization expense from that alone would we see in ‘06 and is that part of the $10 million amortization you mentioned?

T. Pincus	No, that $10 million I talked about earlier was the intangibles associated with acquisition. The amortization of the deferred costs are in our interest expense and that’s a level of detail that we wouldn’t generally break out.

C. Ruff	And tax rate for ‘06?

T. Pincus	We expect it to continue at 42%.

C. Ruff	And are you all settled up with the investment banking firm for the accelerated buy back that you did back in August?

T. Pincus	Yes, we are. As a matter of fact, as of yesterday we were.

C. Ruff	What amount … is there a liability on the balance sheet for that, for the 12/31 balance sheet?

T. Pincus	There’s a liability on the 12/31 balance sheet, that’s correct. I don’t think there’s any secret to this, it was between $6 and $7 million the final settlement.

C. Ruff	That’s all I had. Thanks again.

Management	Thank you.

Operator	Thank you. Our next question is from Arnie Ursaner from CJS Securities.

A. Ursaner	Good morning. Two mechanical questions. What was your end of quarter share count, please?

T. Pincus	Actual shares outstanding, Arnie, are approximately 39,009,000, but for purposes of our guidance, we have assumed 40,500,000 as the average outstanding next year.

A. Ursaner	So within that in theory one would assume you’re not building in “share repurchase”?

T. Pincus	That’s not correct.

J. Dunn	What we’ve said is that we want to in terms of options and other equity participation, we want to at least keep that neutral so that’s our number one goal and then beyond that we would repurchase and have an accretive effect. But number one goal is to try to match what we anticipate putting out with the anticipation for acquisitions and with COMPASS coming on board in the first quarter, that’s where the increase would be.

A. Ursaner	In technology consulting which you’re now creating as a new category, if you will, or segment, can you give us what would have been or what is the ‘05 number for that segment?

T. Pincus	In the press release we described that the revenues for all of our technology businesses for 2005 were approximately $76 million.

That includes, as we say in the press release, our trial technology business which is not going to be part of the segment managed by Barry Kaufman because of its more natural affinity in marketing to the remainder of our forensic group.

We are not yet disclosing the operating results of that technology segment. You will see it compared on a quarter-by-quarter basis with actual results as we move forward in 2006.

A. Ursaner	But I think clearly the implication would be technology consulting will be positive in its rate of growth in ‘06 over ‘05?

T. Pincus	Absolutely, yes.

A. Ursaner	And any sense of magnitude doubled? Where within double digits it might be?

T. Pincus	In excess of 20% is our expectation.

A. Ursaner	The only other question I had is I know one of the things you’ve done a pretty good job in keeping people is increasing compensation and I noticed a quite significant jump in the preferred comp line, almost $300,000 per working employee. Are those fair numbers and is there any unusual item in there?

T. Pincus	Arnie, are you referring to the unearned compensation line in our stockholders equity?

A. Ursaner	I’m looking at accrued compensation expense at year end which is a little over $300,000 per working employee.

T. Pincus	Accrued compensation. Yes, well that is a combination of many factors. Part of it is the fact that more and more of our bonuses are paid in the first quarter of the succeeding year. That’s principally one of the reasons. Also you can see our pretty significant increase in our senior managing director headcount 2005 versus 2004; they are of course the most highly compensated people. And then lastly of course, some of the bonuses associated with that one time success fee are accrued at 12/31 and in fact are paid commensurate with our normal payment scheme the first quarter of the next year.

A. Ursaner	Just to fill in a couple of blanks. You’ve given the idea that interest expense will have the debt for the full year. Can you give us a review of interest expense in ‘06 and also your expectation on tax rate?

T. Pincus	Tax rate as I mentioned a moment ago is expected to be 42%, same as 2005. We expect our net interest expense to be approximately $20 million or slightly larger.

A. Ursaner	Thank you very much.

Management	Thank you, Arnie.

Operator	Thank you. Our next question is from Bill Sutherland with Boenning & Scattergood.

B. Sutherland	Arnie had it. Thanks very much.

Operator	Thank you. Our next question is from Chuck Ruff with Insight Investments.

C. Ruff	Ted, one of the times earlier that you broke up I missed a number that I think you gave. Your assumed number of shares, fully diluted number of shares in your ‘06 guidance.

T. Pincus	40,500,000.

C. Ruff	Alright. Thanks and I apologize for asking you to repeat yourself.

Operator	Thank you. Gentlemen, at this time we have no further questions. Please continue with any closing remarks you would like to make.

J. Dunn	The only thing I would like to say is to thank everyone for being on the call with us and we look forward to speaking with you very soon with the results of our first quarter. Thank you.

Operator	Thank you. Ladies and gentlemen, this concludes the FTI Consulting fourth quarter and full year 2005 earnings conference call. If you would like to listen to a replay of today’s conference, please dial 1-800-405-2236 or 303-590-3000 and use the access code of 11051906 followed by the pound sign.

A webcast of the call will also be available on the company’s website, www.fticonsulting.com for the next 90 days. We thank you for your participation in today’s call.